Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated July 12, 2023, with respect to the consolidated and combined financial statements of Lotus Technology Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Huazhen LLP

Hangzhou, China

November 14, 2023